United States

Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

January 25, 2017 (January 23, 2017)

Date of Report (Date of earliest event reported)

Overseas Shipholding Group, Inc.

(Exact Name of Registrant as Specified in Charter)

1-6479-1

Commission File Number

Delaware	13-2637623
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Two Harbour Place

302 Knights Run Avenue, Suite 1200

Tampa, Florida 33602

(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code (813) 209-0600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 29, 2016, as previously disclosed, Captain Ian T. Blackley stepped down from his role as Chief Executive Officer and Director of Overseas Shipholding Group, Inc. (“OSG” or the “Company”). In connection with his departure from OSG, on January 23, 2017, Captain Blackley entered into a letter agreement with the Company containing, among other things, a general release and waiver of claims against the Company (the “Separation Agreement”).

The Separation Agreement provides for the payment, subject to applicable tax withholding, of certain benefits to Captain Blackley, that are generally consistent with the terms of his employment agreement, as amended, including: (a) a cash payment of $1,350,000 in substantially equal installments over a period of twenty-four (24) months; (b) a lump sum cash payment of $3,213,879; (c) a lump sum cash payment of $475,000 pursuant to the Company’s Retention Bonus Plan; and (d) any benefits to which Captain Blackley is entitled under the Company’s Supplemental Executive Savings Plan. Captain Blackley will also receive accelerated vesting of time-based equity grants. In addition, the Company has agreed to engage on Captain Blackley’s behalf an advisor to assist Captain Blackley with the preparation of his U.S. federal and state taxes, and Captain Blackley has agreed to return to the Company any reduction in taxes generated by certain foreign tax credits arising out of his service to the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OVERSEAS SHIPHOLDING GROUP, INC.
(Registrant)

Date: January 25, 2017	By	/s/ Susan Allan
Name: Susan Allan Title: Vice President, General Counsel and Corporate Secretary